UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

442 Littlefield Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

The information contained in Item 2.05 regarding the intent of KaloBios Pharmaceuticals, Inc. (the “Company”) to repay in full its outstanding secured loan obligation to MidCap Financial is incorporated herein by reference.  As a result of the repayment, the loan obligation will be terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 2.05 regarding the intent of the Company to repay in full its outstanding secured loan obligation to MidCap Financial is incorporated herein by reference. As a result of the repayment, the loan obligation will be terminated.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 5, 2015, the Board of Directors of the Company approved a restructuring plan involving reductions in headcount as part of a plan to reduce operating costs. The positions eliminated together represent approximately 61% of the Company’s workforce.

The Company expects to substantially complete the restructuring efforts in, and related charges will be incurred through, the fourth quarter of 2015. The Company estimates that it will incur total restructuring charges consisting of cash expenses for one-time termination benefits of between $400,000 and $500,000.

The restructuring plan is part of a plan to reduce operating costs and focus the Company’s resources on the ongoing development of lenzilumab, also known as KB003, in chronic monomyelocytic leukemia (CMML), while it continues to pursue strategic alternatives for the Company.

As a part of its restructuring, the Company also announced that it will pause enrollment in the Phase 2 cohort expansion phase of its ongoing clinical study of KB004 in certain hematologic malignancies. The Company has also announced its intent to repay in full its outstanding secured loan obligation to MidCap Financial, secured lender to the Company, in the approximate amount of $6.6 million, which will generate significant cash savings when compared to repayment of the debt in the ordinary course of business.

The Company is currently evaluating strategic alternatives, including potentially the sale of the Company or its assets, or a corporate acquisition, and may retain an investment bank to assist in those efforts. Since these efforts may not be successful, in light of its limited cash reserves the Company is considering all possible alternatives, including further restructuring activities, wind-down of operations and bankruptcy proceedings.

As a result of these developments, the Company will likely not be able to file its Form 10-Q for the third quarter on a timely basis. The Company will make that filing as soon as practicable, and intends to file a Form 12b-25 to that effect.

Forward-Looking Statements

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and statements regarding the Company’s clinical development of KB004 and KB003. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the Company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the Company has initiated or plans to initiate; the ability of the Company to enter into one or more strategic transactions on any terms; the potential timing and outcomes of clinical studies of KB004 and KB003 undertaken now or in the future; the ability of the Company to timely source adequate supply of its development products from third party manufacturers on whom the Company depends; the potential, if any, for future development of our product candidates; the Company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the Company’s ability to protect the Company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in the Company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015, the Annual Report on Form 10-K filed on March 16, 2015, and the Company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this report. The Company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

	By:	/s/ Herb C. Cross
Herb C. Cross

Chief Financial Officer & Interim Chief Executive Officer

Dated: November 9, 2015